Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS EXPANDS TITANIUM CAPABILITIES
AND REACH WITH ACCRETIVE ACQUISITION OF TIMET

PORTLAND, Oregon - November 9, 2012 - Precision Castparts (NYSE:PCP) has entered into a definitive agreement to acquire Titanium Metals Corporation (NYSE:TIE) for $16.50 per share in cash. The transaction values Titanium Metals Corporation (Timet) at a total enterprise value of approximately $2.9 billion, including net cash and equivalents.

“Timet will provide us with the titanium capability that has always been a key missing piece of our overall product portfolio,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. (PCC). “As our 2006 acquisition of Special Metals did for us with nickel alloys, acquiring Timet will enable us to streamline our supply chain and better manage our input costs in our core operations. As we continue to grow in the aerostructure market, this supply linkage will present even more of an opportunity.

“The potential for value creation is vast - we expect to generate significant synergies by putting our two companies together and leveraging our respective strengths,” Donegan added. “Timet's melting expertise and PCC's forging and conversion assets are a complementary strategic fit. We will attack our collective cost structure and leverage our combined conversion assets to further enhance our respective customer presences and to penetrate new markets.

“This transaction is truly a needle mover, a deal that offers PCC and our customers a wide range of opportunities going forward,” Donegan concluded. We've worked with Timet for many years and are quite familiar with their operations, so we expect integration to move ahead quickly once the merger is completed.”

The transaction has been unanimously approved by the Board of Directors of Timet (following the unanimous recommendation of a special committee of independent directors) and the Board of Directors of PCC. Timet's Board will recommend that all stockholders tender their shares in the offer, and entities affiliated with Contran Corporation have agreed, subject to the terms of a support agreement, to tender shares representing approximately 45% of the total outstanding shares in the offer.

PCC has secured a fully underwritten $3.0 billion bridge financing commitment that may be used to complete this acquisition.  The acquisition will ultimately be funded through a combination of cash on hand, commercial paper, bank debt, and proceeds from the sale of notes and bonds. The transaction is not conditioned upon PCC obtaining financing.

The acquisition of Timet is expected to be immediately accretive to earnings. Subject to the satisfaction or waiver of certain conditions, the tender offer is expected to be completed by the end of calendar year 2012, after which Timet's results will be reported as part of PCC's Forged Products segment.

Under the terms of the merger agreement, PCC will commence a cash tender offer by November 20, 2012 to acquire all outstanding shares of Timet for $16.50 per share, net to the tendering holder in cash. The offer will contain certain customary conditions, including tender of the majority of the outstanding shares not owned by Contran Corporation and affiliated entities, and approval by regulatory agencies. Upon satisfaction of the conditions to the tender offer and after such time as all shares tendered in the tender offer are accepted for payment, the merger agreement provides for the parties to effect, subject to customary closing conditions, a merger that would result in all shares not tendered in the tender offer being converted into the right to receive $16.50 per share in cash.

About Precision Castparts Corp.
Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, and highly engineered, critical fasteners for aerospace applications. In addition, the Company is the leading producer of airfoil castings for the industrial gas turbine market. PCC also manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting and forging industries.

About Titanium Metals Corporation

Timet, the largest independent titanium manufacturer in the United States, offers a full range of titanium products, including ingot and slab, forging billet, and mill forms. Timet is vertically integrated, capable of making its own titanium sponge. In 2011, more than 75 percent of Timet's sales were to aerospace and defense end markets, with PCC representing more than 15 percent of total sales. Timet operates seven primary melting or mill facilities in Henderson, Nevada; Toronto, Ohio; Morgantown, Pennsylvania; Vallejo, California; Witton, England; Waunarlwydd, Wales; and Ugine, France, and employs approximately 2,750 people.

Notice to Investors
The tender offer for the outstanding shares of common stock of Timet has not yet commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell securities. If and when the tender offer is commenced, (i) PCC will cause to be filed with the Securities and Exchange Commission (the “SEC”) a tender offer statement and (ii) Timet will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of these documents (if and when they become available) and other relevant documents filed with the SEC through the website maintained by the SEC at www.sec.gov. In addition, such materials will be made available to Timet's stockholders at no expense to them.

Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations or beliefs, as well as a number of assumptions about future events. The forward-looking statements in this release address a variety of subjects including but not limited to the expected date of closing of the tender offer and the acquisition, the potential benefits of the merger, including the potentially accretive and synergistic benefits, and any other statements or beliefs about PCC's plans, beliefs or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Timet's business will not be successfully integrated with PCC's business; costs associated with the merger and tender offer; the unsuccessful completion of the tender offer; matters arising in connection with the parties' efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company's entry into new markets; competitive pricing; the financial viability of the Company's significant customers; The concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on PCC's business and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation; demand, timing, and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits and post-retirement medical benefits; equipment failures; product liability claims; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate other acquired businesses in an effective manner; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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